                                  SCHEDULE 14C
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

CHECK THE APPROPRIATE BOX:

[X]      Preliminary Information Statement    Confidential, for Use of the
                                              Commission Only

         Definitive Information Statement     (as permitted by Rule 14c-5(d)(2))

                            IXC COMMUNICATIONS, INC.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

         Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

         Fee paid previously with preliminary materials.



         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                                                                Preliminary Copy


                            IXC COMMUNICATIONS, INC.

                        5000 PLAZA ON THE LAKE, SUITE 200

                               AUSTIN, TEXAS 78746


               NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF IXC COMMUNICATIONS, INC.:

         The Board of Directors of IXC Communications, Inc. (the "Company") has taken action to approve an amendment (the "Charter Amendment") of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") to permit payment of dividends on the Company's 12 1/2% Junior Exchangeable Preferred Stock Due 2009 (the "Initial Exchangeable Preferred Stock") and 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (the "Series B Stock" and together with the Initial Exchangeable Preferred Stock, the "Exchangeable Preferred Stock") with additional shares of Exchangeable Preferred Stock. The Charter Amendment is more fully described in the attached Information Statement.

         A total of five stockholders holding an aggregate of approximately 63% of the issued and outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), have approved in writing the Charter Amendment. As required by the Restated Certificate, approximately _____% (at least three-fourths) of the holders of the issued and outstanding shares of the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock, $.01 par value (the "Series 3 Preferred Stock"), have also approved in writing the Charter Amendment. The Series 3 Preferred Stock is not registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least twenty
(20) days after the mailing of the enclosed Information Statement. The Charter Amendment has been approved by written consent without the need for any action to be taken by you.

         Your consent is not required and is not being solicited in connection with this action. Pursuant to Section 228 of the Delaware General Corporation Law, you are hereby being provided with notice of the approval by less than the unanimous written consent of the stockholders of the Company. Pursuant to the 1934 Act, with this letter you are being furnished with an Information Statement relating to this action.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED INFORMATION IS BEING SENT TO YOU FOR INFORMATION PURPOSES ONLY.


                                    By Order of the Board of Directors


                                    JEFFREY C. SMITH
                                    Secretary


Austin, Texas
__________, 1997

                                                                Preliminary Copy


                            IXC COMMUNICATIONS, INC.

                        5000 PLAZA ON THE LAKE, SUITE 200

                               AUSTIN, TEXAS 78746


                              INFORMATION STATEMENT

               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION


 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

   THE APPROXIMATE DATE OF MAILING OF THIS INFORMATION STATEMENT IS    , 1997

         This Information Statement is being furnished by IXC Communications, Inc., a Delaware corporation (the "Company" or "IXC Communications"), to the holders of the Company's Common Stock, $.01 par value (the "Common Stock"), and the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock, $.01 par value (the "Series 3 Preferred Stock"), in connection with the approval of an amendment (the "Charter Amendment") of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") to permit payment of dividends on the Company's 12 1/2% Junior Exchangeable Preferred Stock Due 2009 (the "Initial Exchangeable Preferred Stock") and the Company's 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (the "Series B Stock" and together with the Initial Exchangeable Preferred Stock, the "Exchangeable Preferred Stock") with additional shares of Exchangeable Preferred Stock.

         The Board of Directors of the Company has taken action to approve the Charter Amendment which requires the approval by the affirmative vote of a majority of the outstanding shares of Common Stock and Series 3 Preferred Stock, voting as a class, and three-fourths (3/4ths) of the outstanding shares of Series 3 Preferred Stock, voting as a class. A total of five stockholders holding approximately 63% of the issued and outstanding shares of the Company's Common Stock have consented in writing to the Charter Amendment. As required by the Restated Certificate, approximately _____% (at least three-fourths) of the holders of the issued and outstanding shares of the Company's Series 3 Preferred Stock have also consented in writing to the Charter Amendment. The Series 3 Preferred Stock is not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"). The authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least twenty (20) days after the mailing of this Information Statement.

         Accordingly, all corporate actions necessary to authorize the Charter Amendment have been taken. Pursuant to the regulations promulgated under the 1934 Act, the authorization of the Charter Amendment by the Board of Directors and stockholders of the Company shall not become effective until at least twenty
(20) days after the Company has mailed this Information Statement to the stockholders of the Company. Promptly following the expiration of this twenty
(20) day period, the Company intends to file a Certificate of Amendment to its Restated Certificate to effectuate the Charter Amendment with the Delaware Secretary of State. The Charter Amendment will become effective on the date of such filing.

         The Company has asked brokers and other custodians and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock and Series 3 Preferred Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such materials.

        THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION HAS BEEN APPROVED BY THE STOCKHOLDERS WHO HOLD SUFFICIENT VOTING SECURITIES TO APPROVE THE ACTION. THIS

                                                                Preliminary Copy

INFORMATION STATEMENT IS BEING PROVIDED TO YOU SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         The executive offices of the Company are located at 5000 Plaza on the Lake, Suite 200, Austin, Texas 78746. All holders of Common Stock and Series 3 Preferred Stock of record at the close of business on __________, 1997 will receive this Information Statement.

                                VOTING SECURITIES

         The Board of Directors has fixed the close of business on ____________, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to vote with respect to stockholder authorization of the Charter Amendment. As of the Record Date, the outstanding voting securities of the Company were 30,898,841 shares of Common Stock and 12,550 shares of Series 3 Preferred Stock. Each stockholder was entitled to one vote for each share of Common Stock and one vote for each shares of Series 3 Preferred Stock held on the Record Date. The consent of the holders of a majority of the outstanding shares of Common Stock and Series 3 Preferred Stock, voting as a class, and three quarters (3/4ths) of the outstanding shares of Series 3 Preferred Stock, voting as a class, was necessary to authorize the Charter Amendment.

                                                                Preliminary Copy

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of August 20, 1997 regarding the beneficial ownership of: (i) each class of the Company's voting securities by each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and (ii) each class of equity securities of the Company by (a) each director of the Company, (b) each of the Company's named executive officers, and
(c) all directors and executive officers of the Company as a group. Although the Company is not aware of any holders of over five percent of the outstanding shares of Exchangeable Preferred Stock, the Company has only limited information concerning the beneficial ownership of the Exchangeable Preferred Stock because substantially all of the Exchangeable Preferred Stock is registered in the names of nominees. It is possible that one or more persons or groups owns more than five percent of the outstanding Exchangeable Preferred Stock.


                                                            CONVERTIBLE
                                SERIES 3       PERCENT OF   PREFERRED      PERCENT OF
                             PREFERRED STOCK    SERIES 3       STOCK      CONVERTIBLE   COMMON STOCK   PERCENT OF
                              BENEFICIALLY      PREFERRED   BENEFICIALLY   PREFERRED    BENEFICIALLY     COMMON
     NAME AND ADDRESS         OWNED (1)(2)        STOCK       OWNED(3)    STOCK OWNED     OWNED (1)       STOCK
--------------------------   ---------------   -----------  ------------  -----------   -----------    ----------
Ralph J. Swett(4)(5)               25.00              *        3,563             *      3,022,248           9.8%

John R. Fleming(4)                    --            --            --           --       1,353,739           4.4

John J. Willingham(4)(6)              --            --            --           --       1,272,568           4.1

James F. Guthrie(4)(7)                --            --         1,018             *         85,169              *

David J. Thomas(4)(8)                 --            --            --             *        162,236              *

Michael W. Vent(4)(9)                 --            --            --           --          24,249              *

Richard D. Irwin(10)              995.58          7.9%         6,108             *      6,914,913          22.4
c/o Grumman Hill
Associates, Inc.
191 Elm Street
New Canaan, CT 06840

Carl W. McKinzie(11)                  --            --            --           --         231,917              *
300 S. Grand Avenue,
29th Floor
Los Angeles, CA 90071

Wolfe H. Bragin                       --            --            --           --           4,000              *
2029 Century Park East
Suite 1230
Los Angeles, CA 90067

Phillip L. Williams(12)               --            --            --           --         144,150              *
633 West Fifth Street,
Suite 4000
Los Angeles, CA 90071-2007

Joe C. Culp(13)                       --            --            --           --          60,622              *
#5 Hedge Lane
Austin, TX 78746

Grumman Hill Investments, L.P.(14)    --            --            --           --       4,636,990          15.0
191 Elm Street
New Canaan, CT 06840

Grumman Hill Associates, Inc.     915.42           7.3            --           --              --            --
191 Elm Street
New Canaan, CT 06840

Trustees of General             6,725.00          53.6       305,438        30.0%       9,591,210(15)      31.0
Electric Pension Trust
3003 Summer Street
Stamford, CT 06905

Putnam Investments, Inc.(16)          --            --            --           --       2,532,799           8.2
One Post Office Square
Boston, MA 02109

All directors and executive     1,020.58           8.1        10,689          1.1      13,275,811          42.5
officers of IXC Communications
as a group (11 persons)


*  Less than 1%

                                                                Preliminary Copy

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of common stock relating to options currently exercisable or exercisable within 60 days of August 20, 1997, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

 (2) The shares of Series 3 Preferred Stock vote together with the shares of Common Stock as a class, except where otherwise required by law, and have the right to elect one member of the Board of Directors.

 (3) The shares of the Company's 7 1/4% Junior Convertible Preferred Stock Due 2007 (the "Convertible Preferred Stock") are nonvoting except upon the occurrence of certain events as described in the Convertible Preferred Certificate of Designation (as defined below). Although the Company is not aware of any holders of over five percent of the outstanding shares of Convertible Preferred Stock other than as set forth in the above table, the Company has only limited information concerning the beneficial ownership of the Convertible Preferred Stock because substantially all of the Convertible Preferred Stock is registered in the names of nominees. It is possible that one or more persons or groups (other than as set forth in the above table) owns more than five percent of the outstanding Convertible Preferred Stock.

 (4) The address of such persons is c/o IXC Communications, Inc. 5000 Plaza on the Lake, Suite 200, Austin, Texas 78746.

 (5) Includes 484,980 shares held by Ralph J. Swett, Trustee of the EMS 1994 Trust and 484,980 shares held by Ralph J. Swett, Trustee of the RJS 1994 Trust. Also includes 15,187 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

 (6) Includes 121,915 shares held by John McC. Witherspoon, Trustee of trust for the benefit of Jonica Lynn Willingham and 121,915 shares held by John McC. Witherspoon, Trustee of trust for the benefit of Russell Dennis Willingham.

 (7) Represents 80,830 shares issuable with respect to the exercise of options. Also includes 4,339 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

 (8)     Represents shares issuable with respect to the exercise of options.

 (9)     Represents shares issuable with respect to the exercise of options.

(10) Includes 1,628,216 shares held by The Irwin Family Limited Partnership dated January 4, 1995, 341,341 shares held by The Irwin Family Limited Partnership #2, 150,148 shares held by The Irwin Family Limited Partnership #3 and 26,035 shares of Common Stock issuable upon conversion of 2,545 shares of the Convertible Preferred Stock held by an Individual Retirement Account established by Mr. Irwin and 3,563 shares of Convertible Preferred Stock held by the Virginia Irwin Charitable Remainder Unitrust Dtd 1/4/95. Also includes 21.16 shares of Series 3 Preferred Stock held by Richard D. Irwin Revocable Living Trust dated January 4, 1995, 915.42 shares of Series 3 Preferred Stock held by Grumman Hill Company, L.L.C. or its predecessor ("Grumman Hill") and 4,636,990 shares of Common Stock held by Grumman Hill Investments, L.P. ("GHI"). Mr. Irwin is President of Grumman Hill, and Mr. Irwin may be deemed a beneficial owner of the shares owned by such entity.

                                                                Preliminary Copy

(11) Such shares are held by Trust for the Riordan & McKinzie Profit Sharing and Savings Plan for the benefit of Carl W. McKinzie.

(12) Such shares are held by Phillip L. Williams, as Trustee of the Phillip and Jane Williams Living Trust, UDT August 20, 1985.

(13)     Represents shares issuable with respect to the exercise of options.

(14) The sole general partner of GHI is Grumman Hill, a Delaware limited liability company, of which Mr. Irwin, a director of the Company, is the general manager and a beneficial owner of a membership interest. Mr. Irwin may be deemed to have voting and investment power with respect to the shares held of record by GHI.

(15) Includes 1,301,952 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock.

(16) Represents 2,451,599 shares held by Putnam Investment Management, Inc. ("PIM") and 81,200 shares held by Putnam Advisory Company, Inc. ("PAC"). PIM and PAC are each registered investment advisors that are wholly owned by Putnam Investments, Inc. The share amounts for PIM and PAC are based upon information contained in a Schedule 13G filed with the Commission on January 30, 1997. The Commission's rules do not require a Schedule 13G to be updated if the shareholder's holdings change (except on an annual basis), and there can be no assurance that the actual holdings of PIM and PAC do not vary materially from those shown in the table.

                                                                Preliminary Copy

                 AMENDMENT OF THE RESTATED CERTIFICATE TO PERMIT
            PAYMENT OF DIVIDENDS ON THE EXCHANGEABLE PREFERRED STOCK
             WITH ADDITIONAL SHARES OF EXCHANGEABLE PREFERRED STOCK

         The Board of Directors and the holders of a majority of the outstanding shares of the Common Stock and the Series 3 Preferred Stock, voting as a class, and of at least three-fourths (3/4ths) of the outstanding shares of the Series
3 Preferred Stock, voting as a class, approved the Charter Amendment. The complete text of the Charter Amendment is set forth in Appendix A to this Information Statement; however, such text is subject to change as may be required by the Delaware Secretary of State. The Charter Amendment provides that the Company may pay dividends on its Exchangeable Preferred Stock with additional shares of Exchangeable Preferred Stock. Upon filing of the Charter Amendment with the Delaware Secretary of State, the Charter Amendment will be effective (the "Effective Date").

         The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") of which 12,550 shares have been designated as Series 3 Preferred Stock, 2,000 shares have been designated as Series 1 Preferred Stock, 1,400,000 shares have been designated as Convertible Preferred Stock and 900,000 shares have been designated as Exchangeable Preferred Stock. As of August 20, 1997, all of the 12,550 shares of Series 3 Preferred Stock are issued and outstanding, all of the previously outstanding shares of Series 1 Preferred Stock have been redeemed, 1,018,123 shares of the Convertible Preferred Stock are issued and outstanding and 300,000 shares of the Initial Exchangeable Preferred Stock are issued and outstanding. The Company has reserved up to 150,000 shares of Initial Exchangeable Preferred Stock for payment of dividends on the Initial Exchangeable Preferred Stock and up to 150,000 shares of Series B Stock for payment of dividends on the Series B Stock. The Series B Stock will be issued by the Company only in connection with an exchange offer, on a share for share basis, for the Initial Exchangeable Preferred Stock as required pursuant to the terms of a registration rights agreement entered into in connection with the sale of the Exchangeable Preferred Stock. Each share of Series B Stock issued in exchange for a share of Initial Exchangeable Preferred Stock will be deemed to have the same liquidation preference and accrued and unpaid dividends as the share of Initial Exchangeable Preferred Stock so exchanged. Upon the exchange of each share of Initial Exchangeable Preferred Stock for each share of Series B Stock, each share of Initial Exchangeable Preferred Stock received by the Company shall have the status of an authorized and unissued share of Preferred Stock available for redesignation and reissuance by the Company.

         The rights, privileges and preferences of the Series 3 Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock are set forth in the Restated Certificate, the Company's Certificate of Designation of the Powers, Preferences and Relative Participating, Optional and Other Special Rights of 7 1/4% Junior Convertible Preferred Stock Due 2007 and Qualifications, Limitations and Restrictions Thereof (the "Convertible Preferred Certificate of Designation") and the Company's Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1/2% Junior Exchangeable Preferred Stock Due 2009 and 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 and Qualifications, Limitations and Restrictions Thereof (the "Exchangeable Preferred Certificate of Designation"). Descriptions of the Series 3 Preferred Stock, the Convertible Preferred Stock and the Exchangeable Preferred Stock herein do not purport to be complete and are subject to, and qualified by reference to, the Restated Certificate, the Bylaws of the Company, the Convertible Preferred Certificate of Designation and the Exchangeable Preferred Certificate of Designation.

         The holders of Series 3 Preferred Stock are entitled to receive annual dividends, subject to the limitations of the Restated Certificate and in the Indenture (the "Indenture") for the Company's 12 1/2% Senior Notes due 2005 (the "Senior Notes"), in an amount equal to $100 per share, plus an amount determined by applying a 10% annual rate compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment. Cumulative dividends, including accrued but unpaid interest, with respect to the Series 3 Preferred Stock, as of June 30, 1997, were approximately $7.5 million. The holders of

                                                                Preliminary Copy

Series 3 Preferred Stock, subject to the terms of the Restated Certificate, are entitled to receive a liquidation preference of $1,000 per share, plus an amount equal to all accrued and unpaid dividends and the Company may voluntarily redeem the Series 3 Preferred Stock for $1,000 per share, plus an amount equal to all accrued and unpaid dividends. The holders of the Series 3 Preferred Stock, voting as a separate class, have the right to elect one member of the Board of Directors.

         The Convertible Preferred Stock is convertible at the option of the holders, unless previously redeemed, at any time into shares of Common Stock at a rate (subject to adjustment in certain events) of 4.263 shares of Common Stock for each share of Convertible Preferred Stock, equivalent to a conversion price of $23.46 for each share of Common Stock. Each share of Convertible Preferred Stock has a liquidation preference of $100 plus accrued and unpaid dividends. Each share of Series 3 Preferred Stock has a liquidation preference of $1,000 per share plus accrued and unpaid dividends. At June 30, 1997, the aggregate liquidation preference of the Series 3 Preferred Stock, including accrued and unpaid dividends, was $20.0 million. Dividends on the Convertible Preferred Stock accrue at a rate per annum of 7 1/4% per share on the liquidation preference thereof of $100 per share ($7.25 per annum per share). Dividends payable prior to or on March 31, 1999, are, at the option of the Company, payable (i) in cash or (ii) through the issuance of additional shares of Convertible Preferred Stock equal to the dividend amount divided by the liquidation preference of such additional shares. After March 31, 1999, to the extent and for so long as the Company is not permitted to pay cash dividends on the Convertible Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is subject, the Company will be required to pay dividends, which shall accrue at the rate per annum of 8 3/4%, through the issuance of additional shares of Convertible Preferred Stock. On June 30, 1997 the Company paid a dividend on the Convertible Preferred Stock with additional shares of Convertible Preferred Stock.

         On August 20, 1997, the Company issued and sold 300,000 shares of Exchangeable Preferred Stock in a private placement to two initial purchasers (the "Initial Purchasers"), which shares were thereafter sold by the Initial Purchasers from time to time in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in the Securities Act). The Exchangeable Preferred Stock will be, under certain terms and conditions, exchangeable into the Company's 12 1/2% Subordinated Exchange Debentures Due 2009 (the "Exchange Debentures") as set forth in the Exchangeable Preferred Certificate of Designation. Dividends on the Exchangeable Preferred Stock accrue at a rate per annum of 12 1/2% of the liquidation preference thereof of $1,000 per share. Dividends are payable quarterly in cash, except that on or prior to February 15, 2001, dividends may be paid, at the Company's option, by the issuance of additional shares of Exchangeable Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. The Exchangeable Preferred Stock is not redeemable prior to August 15, 2002, except that, on or prior to August 15, 2000, the Company may redeem, at its option, up to 35% of the outstanding Exchangeable Preferred Stock with the net proceeds of one or more public equity offerings if at least $195 million aggregate liquidation preference of the Exchangeable Preferred Stock remains outstanding after each such redemption. On or after August 15, 2002, the Exchangeable Preferred Stock is redeemable at the option of the Company. The Company is required to redeem the Exchangeable Preferred Stock on August 15, 2009 out of any funds legally available therefor.

         The Exchangeable Preferred Stock is nonvoting except (i) as otherwise required by law and (ii) that holders of the Exchangeable Preferred Stock, voting together as a class with the holders of any other series of Preferred Stock with similar exercisable voting rights (including the Convertible Preferred Stock), (a) upon the failure of the Company (1) to pay dividends for six or more dividend periods, (2) to satisfy any mandatory redemption obligation with respect to the Exchangeable Preferred Stock, (3) to comply with the covenants set forth in the Exchangeable Preferred Certificate of Designation or
(4) to comply with certain covenants or make certain payments on certain indebtedness, will be entitled to elect two members to the Board of Directors of the Company; and (b) have the right, in most instances, to approve each issuance by the Company of preferred stock that ranks senior to the Exchangeable Preferred Stock with such approval requiring consent of the holders of two-thirds of the shares of Exchangeable

                                                                Preliminary Copy

Preferred Stock. The Exchangeable Preferred Stock ranks on a parity with the Convertible Preferred Stock and junior to the Series 3 Preferred Stock with respect to payment of dividends, and amounts upon liquidation, dissolution and winding up. On any scheduled dividend payment date, the Company may, at its option, exchange all but not less than all of the shares of Exchangeable Preferred Stock then outstanding for the Exchange Debentures. If the Company exchanges the Exchangeable Preferred Stock for the Exchange Debentures, the payment of principal, premium, if any, and interest or any other amounts owing in respect of the Exchange Debentures will rank senior to payment of dividends and any other amounts owing in respect of the Convertible Preferred Stock and the Series 3 Preferred Stock.

         The ability of the Company to pay any dividends is subject to applicable provisions of state law and to pay cash dividends on the Exchangeable Preferred Stock (and the Convertible Preferred Stock), is subject to the terms of the Series 3 Preferred Stock, the Indenture and any other indebtedness of the Company then outstanding. The provisions of the Indenture currently prohibit the payment of cash dividends on any of the Company's Preferred Stock until the Company meets certain financial conditions. Under the Indenture, the Company is generally prohibited from paying dividends on the Exchangeable Preferred Stock (and the Convertible Preferred Stock) if (i) the Company is in default under the Indenture, (ii) the Company's Consolidated Net Worth (as defined in the Indenture), after giving effect to such dividend would be less than $50.00 million, (iii) the Company's ratio of Indebtedness to Operating Cash Flow (as defined in the Indenture) at the time was greater than or equal to 5 to 1, or
(iv) the sum of such dividend, together with all other dividends (and other restricted payments) made since the initial issuance of the Senior Notes, would exceed the sum of net proceeds to the Company from time to time from the sale of Equity Interests plus the Company's Cumulative Operating Cash Flow (as defined in the Indenture) (from January 1, 1996 to the end of the fiscal quarter immediately preceding the date of such dividend) less 1.75 times the Company's Cumulative Total Interest Expense (as defined in the Indenture) over the same period. As of December 31, 1996, the Company had a Consolidated Net Worth of $40.6 million, and its ratio of Indebtedness to Operating Cash Flow for the year ended December 31, 1996 was 10.9 to 1.0. Moreover, for the period from January 1, 1996 through December 31, 1996, the Company had Cumulative Operating Cash Flow of $27.8 million and Cumulative Total Interest Expense of $40.0 million.

         As an alternative to paying cash dividends or having any unpaid dividends accrue on the Exchangeable Preferred Stock, the Company negotiated with the Initial Purchasers the option of paying dividends in additional shares of Exchangeable Preferred Stock through February 15, 2001. Accordingly, through February 15, 2001, this option permits the Company to pay dividends in additional shares of Exchangeable Preferred Stock until the payment of cash dividends is permitted and the Company determines that the payment of such cash dividends is preferable to payment of dividends in additional shares of Exchangeable Preferred Stock. In order to avail itself of the flexibility provided by this option, the Company approved the Charter Amendment. The Charter Amendment is not expected to have a material effect on the capital stock of the Company other than the Exchangeable Preferred Stock for the following reasons. Other than as required by law and with respect to certain issuances of Preferred Stock, the Exchangeable Preferred Stock is nonvoting, except if payment of dividends is in arrears on the Exchangeable Preferred Stock for an aggregate of six quarters (and in certain other limited instances as described above), and even upon such occurrence, only with respect to the election of two directors until such time as the accumulated dividends are paid in full. The Exchangeable Preferred Stock is not convertible into Common Stock and will not have a dilutive effect on the ownership of the Common Stock by the holders thereof. The Charter Amendment is expected to result in the issuance of additional Preferred Stock which would result in a larger number of outstanding shares of Preferred Stock having a liquidation and dividend preference senior to the Common Stock. However, the holders of the Common Stock are already subject to these consequences since the Company is authorized by the Restated Certificate to issue additional shares of Preferred Stock without the consent of the holders of the Common Stock whether or not the Charter Amendment is approved. The Charter Amendment is not otherwise expected to have a direct economic effect (a) on the rights of the holders of Common Stock to receive dividend payments because the Common Stock is junior with respect to dividend payments to each of the Exchangeable Preferred Stock, the Convertible Preferred Stock and the Series 3 Preferred Stock; or (b) on the rights of the holders of Series 3 Preferred

                                                                Preliminary Copy

Stock to receive cash dividends because no cash dividends may be paid on the Exchangeable Preferred Stock (or the Convertible Preferred Stock) until all accrued and unpaid dividends have been paid in cash to the holders of the Series 3 Preferred Stock. The Exchangeable Preferred Certificate of Designation prohibits the declaration or payment of dividends on the Convertible Preferred Stock unless cumulative dividends on the Exchangeable Preferred Stock have been or are contemporaneously declared and paid in full. The Charter Amendment will have a direct beneficial effect on the holders of Convertible Preferred Stock because it will permit the Company to declare dividends payable on the Exchangeable Preferred Stock through the issuance of additional shares of Exchangeable Preferred Stock and thereby permit the Company to declare and pay dividends on the Convertible Preferred Stock. The Exchangeable Preferred Stock ranks junior to the outstanding Series 3 Preferred Stock and on a parity with the outstanding Convertible Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up. If the Company exchanges the Exchangeable Preferred Stock for the Exchange Debentures, the payment of principal, premium, if any, and interest or any other amounts owing with respect to Exchange Debentures exchanged for Exchangeable Preferred Stock, (including shares of Exchangeable Preferred Stock issued as payment of dividends-in-kind) will rank senior to payment of dividends and any other amounts owning in respect of the Convertible Preferred Stock and the Series 3 Preferred Stock.

         The Restated Certificate, as in effect immediately prior to the Effective Date, prohibits the payment of dividends on the Exchangeable Preferred Stock with cash or with additional shares of Exchangeable Preferred Stock until all accrued and unpaid dividends on the Series 3 Preferred Stock (approximately $7.5 million at June 30, 1997) have been paid in cash. After the Effective Date, the Company may pay dividends on its Exchangeable Preferred Stock with additional shares of Exchangeable Preferred Stock. A major advantage of the Charter Amendment is to allow the Company to have the option to pay dividends which accrue on the Exchangeable Preferred Stock with additional shares of Exchangeable Preferred Stock in order to satisfy its obligations under the terms of the Exchangeable Preferred Stock. Another advantage of the Charter Amendment is that holders of the Common Stock, the Convertible Preferred Stock and the Series 3 Preferred Stock benefit by payment of dividends in additional shares of Exchangeable Preferred Stock because it prevents such dividends from accumulating on the Exchangeable Preferred Stock (and on the Convertible Preferred Stock), the accumulation of which could ultimately result in the Company being required to elect two additional directors designated by the holders of Exchangeable Preferred Stock (and the Convertible Preferred Stock) to its Board of Directors. The major disadvantage of the Charter Amendment is that to the extent the Company pays dividends on the Exchangeable Preferred Stock with additional shares of Exchangeable Preferred Stock, (i) the Company will have fewer authorized shares of Preferred Stock for sale in the future, (ii) there will be additional amounts owed as dividends and payable upon liquidation with respect to such additional shares of Exchangeable Preferred Stock which will be payable prior to payment of any amounts to the holders of Common Stock, and (iii) if the Exchangeable Preferred Stock is exchanged for Exchange Debentures, there will be more Exchange Debentures which will rank senior to the Convertible Preferred Stock and the Series 3 Preferred Stock. Payment of cash dividends on the Exchangeable Preferred Stock (and the Convertible Preferred Stock) will still require that the Company pay in full cash dividends on the Series 3 Preferred Stock. In the event payments of dividends on the Exchangeable Preferred Stock are in arrears for an aggregate of six quarterly dividend payments (and in certain other limited instances), the holders of a majority of the outstanding shares of Exchangeable Preferred Stock (together with holders of other series of preferred stock having similar rights including the Convertible Preferred Stock) will be entitled to elect two directors to the Board of Directors until such time as all dividend arrearages have been paid.

                                                                Preliminary Copy


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed with the Commission are hereby incorporated by reference in this Information Statement:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, and

         (b) The Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and for the three and six months ended June 30, 1997, as amended.

         The Company will provide without charge to each person to whom a copy of this Information Statement is delivered, upon the written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this Information Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Information Statement incorporates). Requests for such copies should be directed to: Kelli McGlynn, Investor Relations Coordinator, IXC Communications, Inc., 5000 Plaza on the Lake, Suite 200, Austin, Texas 78746, telephone number
(512) 328-1112.


                                    By Order of the Board of Directors


                                    JEFFREY C. SMITH
                                    Secretary

Austin, Texas
___________, 1997

                                                                Preliminary Copy


                                   APPENDIX A

         Form of Amended Section D.1(a) of Article ELEVENTH of the Restated Certificate of Incorporation, as amended (with amended language in bold).

         1.  Dividends.

                  (a) The holders of shares of Series 1 Preferred Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation or the Common Stock of the Corporation, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more. The holders of shares of Series 3 Preferred Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation (other than the Series 1 Preferred Stock) or the Common Stock of the Corporation, when as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more; provided, however, that (i) the Corporation may pay dividends on the Corporation's 7 1/4% Junior Convertible Preferred Stock due 2007 ("Convertible Preferred Stock") with additional shares of Convertible Preferred Stock and (ii) THE CORPORATION MAY PAY DIVIDENDS ON THE CORPORATION'S 12 1/2% JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009 (THE "INITIAL EXCHANGEABLE PREFERRED STOCK") AND 12 1/2% SERIES B JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009 (THE "SERIES B STOCK") WITH ADDITIONAL SHARES OF INITIAL EXCHANGEABLE PREFERRED STOCK AND SERIES B STOCK, RESPECTIVELY. Such dividends on the outstanding shares of Series Preferred Stock shall be payable on such date as the Board may from time to time determine (each such date being a "dividend payment date"). The Board may fix a record date for the determination of holders of shares of Series Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof. Each such annual dividend shall be fully cumulative and shall accrue from day to day (whether or not declared) from the first day of each period in which such dividend may be payable as herein provided, except that the first annual dividend with respect to each share of Series Preferred Stock shall accrue from the Original Issue Date of such share or such other date as determined by the Board, except that dividends with respect to each share of Series 3 Preferred Stock shall accrue from August 14, 1992. Dividends, when, as and if declared, shall be payable in cash.